Exhibit 99.1

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Announces Follow-On Offering of 8,261,509 Shares

of Common Stock Date

FRANKLIN, Tenn. – April 30, 2012 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced a follow-on offering of 8,261,509 shares of its common stock. The Company will be offering 8,250,000 shares of common stock and a selling stockholder will be offering 11,509 shares of common stock. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,237,500 shares of common stock.

Acadia intends to use the proceeds from this offering principally to fund its acquisition strategy. To the extent not used for acquisitions, the Company plans to use the proceeds for general corporate purposes and in addition, may use the proceeds to repay debt under its senior secured credit facility and senior notes. Acadia will not receive any proceeds from the sale of shares by the selling stockholder.

Citigroup, BofA Merrill Lynch and Jefferies & Company, Inc. are acting as joint bookrunners for the offering, and Raymond James & Associates, Inc., RBC Capital Markets, LLC and Avondale Partners, LLC are acting as co-managers. The offering will be made only by means of a written prospectus, copies of which may be obtained by contacting: Citigroup, Attention: Prospectus Department, Brooklyn Army Terminal, 140 East 58th Street, 8th Floor, Brooklyn, NY 11220 or telephone: (800) 831-9146 or email: BATProspectusdept@citi.com; BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080 or email: dg.prospectus_requests@baml.com; or from Jefferies & Company, Inc., 520 Madison Ave., 12th Floor, New York, NY 10022, Attn: Equity Syndicate Prospectus Department or telephone (877) 547-6340 or email Prospectus_Department@Jefferies.com.

A registration statement relating to shares of the common stock of Acadia Healthcare Company, Inc. has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ACHC Announces Follow-On Offering of 8,261,509 Shares of Common Stock Date

April 30, 2012

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 33 behavioral health facilities with over 2,100 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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